Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

Reference is made to that certain Employment Agreement dated as of April 19, 2019 (the “Agreement”) between Falcon Minerals Corporation and me. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Section I. I, Daniel C. Herz (sometimes referred to herein as the “Executive”), in consideration of and subject to the performance by Falcon Minerals Corporation (together with its subsidiaries, the “Company”) of its obligations under this General Release and Separation Agreement (this “General Release”) do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners and shareholders (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1.	a. My employment or service with the Company and its affiliates terminated as of the start of business on June 28, 2021 (the “Separation Date”) as a result of the mutual agreement of me and the Company, and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand the payments and benefits payable to me pursuant to this General Release other than the Accrued Benefits (collectively, the “Separation Benefits”) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Separation Benefits specified in this General Release unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that the Separation Benefits are subject to my compliance with Sections 9 (other than Section 9(b)) and 10 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such Separation Benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

b.	The Separation Benefits payable by the Company pursuant to this General Release are as follows (and in each case will be payable less such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation):

●	A Pro Rata Bonus for 2021 in the amount of $643,835.61, payable in cash on the first payroll coincident or following the date on which this General Release became effective and irrevocable (the “Release Effective Date”);

●	Severance (the “Severance”) in the amount of $125,000 payable in cash on the earlier of (i) the first payroll coincident or following the Release Effective Date and (ii) August 1, 2021;

●	Additional severance (the “Additional Severance”) in the amount of $1,000,000, payable in cash as follows: (i) fifty percent (50%) on the first (1st) anniversary of the Separation Date; and (ii) fifty percent (50%) on the second (2ND) anniversary of the Separation Date, provided, however, that, in the event of a “Change in Control” (as defined in the Company’s 2018 Long-Term Incentive Plan), any unpaid portion of the Additional Severance shall be payable on the consummation of such Change in Control (the Pro Rata Bonus, the Severance and the Additional Severance, collectively, the “Severance Payments”);

●	The Compensation Committee of the Board has approved the following treatment of certain of my unvested equity awards in the Company (with all other unvested equity awards, including, without limitation, all unvested performance awards being forfeited for no consideration upon the last day of my employment in accordance with their terms), with such treatment subject to this General Release becoming effective and irrevocable and the other terms and conditions set forth herein:

●	The Compensation Committee, the Company and I acknowledge and agree that with respect to that certain Restricted Stock Award dated April 19, 2019, I will vest in the remaining 66,667 unvested shares (and related dividends) on the earlier of (i) August 23, 2021, and (ii) my last date of employment;

●	With respect to that certain Restricted Stock Award Agreement dated March 13, 2020, 30,111 of the unvested shares (the “2020 Unvested Shares”) will remain outstanding and will vest as follows: (i) fifty percent (50%) on the first (1st) anniversary of the Separation Date; and (ii) fifty percent (50%) on the second (2ND) anniversary of the Separation Date, provided, however, that, in the event of a Change in Control, any then-unvested portion of the 2020 Unvested Shares shall vest on the date of the Change in Control;* and

●	With respect to that certain Restricted Stock Award Agreement dated February 15, 2021, 32,020 of the unvested shares (the “2021 Unvested Shares”) will remain outstanding and will vest as follows: (i) fifty percent (50%) on the first (1st) anniversary of the Separation Date; and (ii) fifty percent (50%) on the second (2nd) anniversary of the Separation Date, provided, however, that, in the event of a Change in Control, any then-unvested portion of the 2021 Unvested Shares shall vest on the date of the Change in Control.*

* To the extent the Company determines that there is any withholding obligation in connection with the vesting of the 2020 Unvested Shares or the 2021 Unvested Shares, I and the Company have agreed that in connection with such withholding obligation that the Company shall retain a sufficient number of shares to satisfy my tax withholding obligations, in which case I understand that the number of shares being released to me (or eligible to be released to me) will be reduced to cover such withholding.

●	COBRA Reimbursement, subject to my (and/or my spouse and covered dependents’) timely election of continuation coverage under COBRA, for one year following the Separation Date.

2.	Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I hereby knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have against the Company or any of the Released Parties occurring at any time prior to the date I sign this General Release, including without limitation, that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any claims or rights (i) to the Accrued Benefits or the Separation Benefits to which I am entitled under this General Release, (ii) relating to directors’ and officers’ liability insurance coverage or any right of indemnification or advancement of expenses under the Company’s organizational documents, the Agreement or otherwise, (iii) as an equity or security holder in the Company or its affiliates, (iv) arising under Section 9(d) of the Agreement for any period following the date hereof; or (v) with respect to vested benefits under any of the Company’s benefit plans.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that if I violate this General Release by suing the Company or the other Released Parties (other than a lawsuit solely seeking to invalidate this General Release for any alleged failure to comply with the Older Workers Benefit Protection Act), I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.	Without expanding any right I may have under applicable law or limiting any obligation I owe, any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from discussing any issue with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self- regulatory organization or any governmental entity or receiving any SEC awards.

10.	I hereby acknowledge that Sections 7 through 14, 19 through 22 and 24 of the Agreement shall survive my execution of this General Release (and all such Sections of the Agreement, including without limitation, Section 9(a) (Confidentiality), Section 9(c) (Nonsolicitation Noninterference), Section 9(d) (NonDisparagement), Section 9(e) (Inventions), Section 9(f) (Return of Company Property), Section (g) (Reasonableness of Covenants), Section 9(h) (Reformation), Section 9(i)(Tolling), Section 9(j) (Survival of Provisions), Section 10 (Cooperation), Section 12 (Equitable Relief and Other Remedies), and Section 24(c) are expressly hereby incorporated by reference as if fully set forth herein), except that I understand that the Company is hereby waiving enforcement of, and I shall have no obligation under, Section 9(b)(Noncompetition) of the Agreement and the Company has agreed that I may retain my Company provided computer. I affirm, acknowledge and agree that I continue to be subject to the restrictive covenants and other provisions contained in Section 9 of the Agreement (other than Section 9(b)) and the cooperation provisions contained in Section 10 of the Agreement and that such affirmation, acknowledgment and agreement is a material term of this General Release, absent which the Company would not enter into this General Release. For the avoidance of doubt, and without limitation, my agreement in Section 9(d) of the Agreement not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products continues in full force and effect following the Separation Date and is not limited to the period while I was employed by the Company and shall continue to bind me at all times after my Separation Date. In addition, in consideration of the Separation Benefits provided hereunder, (i) I agree that such non-disparagement obligation shall also prohibit me, during and at any time after the “Restricted Period” (as defined in the Agreement and modified herein), from making any negative, critical, derogatory, or harmful comments or otherwise disparaging the current or former officers, directors, employees, shareholders, agents, or products of the Company or of the Company’s direct and indirect owners and shareholders (to the extent such officers, directors, employees, agents, owners and shareholders are known by me to be officers, directors, employees, agents, owners or shareholders of the Company or the Company’s direct and indirect owners and shareholders), including Blackstone and its affiliated funds that have a direct or indirect ownership interest in the Company, in each case in their capacity as officers, directors, employees, owners, shareholders and agents of the Company or the Company’s direct and indirect owners and shareholders (including, without limitation, their involvement with the Company as a result of such capacity), and (ii) the “Restricted Period” in the Agreement shall be deemed for all purposes (including for purposes of Section 9(c) of the Agreement) to mean the period beginning on the Separation Date and ending on the second (2nd) anniversary thereof. I further agree that, for purposes of the foregoing and the Company’s obligations under Section 9(d), the term “disparage” includes, without limitation, communications, comments or statements to the press (or any other media source, outlet, or forum, including any reporters, interviews, bloggers, weblogs, websites, chat rooms, newspapers, magazines, periodicals, journals, television stations or productions, radio stations or programs, or news organizations), to the Company’s employees or to any individual or entity with whom the Company has a business relationship, or any statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company’s current or former officers, directors, employees, shareholders, agents or products. For avoidance of doubt, this provision and Section 9(d) of the Agreement shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceeding). For the avoidance of doubt, and without limitation, the Company will comply with its obligations under Section 9(d) of the Agreement. I also agree, and understand that the Company agrees, that Sections 18 (Arbitration) and 21 (Governing Law; Waiver of Jury Trial) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this General Release and any dispute or controversy arising under or in connection with this General Release; provided, however, that I shall pay all of my own costs and expenses and the Company shall pay all of its own costs and expenses, in each case, including, without limitation, its or my own legal fees and expenses, even if I or the Company prevail on any material issue involved in such dispute or controversy.

11.	I agree that in the event that a Clawback Event (as defined below) occurs, I will (to the extent already paid to me) repay to the Company one hundred percent (100%) of the pre-tax value of the Severance Payments and shall forfeit any Severance Payments that have not yet been paid to me and shall forfeit the 2020 Unvested Shares and the 2021 Unvested Shares (collectively, the “Clawback Amount”), all within thirty (30) days of the Company’s written request of repayment accompanied by reasonably detailed supporting documentation. I ALSO AGREE, AND THE COMPANY AGREES, THAT THE PRECISE AMOUNT OF DAMAGES FLOWING FROM ANY VIOLATION OF THE SPECIFIED AGREEMENTS WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THAT THE CLAWBACK AMOUNT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY THE COMPANY IN THE EVENT OF A CLAWBACK EVENT AND THAT THE REMEDIES SET FORTH IN THIS PARAGRAPH ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER NON-FINANCIAL LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE. For purposes of this Agreement, “Clawback Event” means (i) any act or omission (whether or not constituting misconduct) by me that is a significant contributing factor to the Company having to restate its financial statements, (ii) the Company discovers within 12 months following the Separation Date that I engaged in conduct that would have been a basis for termination for Cause under my Employment Agreement when I was employed, and which causes a material and adverse reputational or other financial harm to the Company, or (iii) I breach in any material respect any provision of this Agreement, including without limitation Section 11 hereof or any of the restrictive covenants and other provisions contained in Section 9 of the Agreement (other than Section 9(b)); provided, however, that the Company shall first provide written notice to me setting forth in reasonable detail the claimed Clawback Event within six (6) months of the Company’s actual knowledge of such Clawback Event and provide me with fifteen (15) days to cure, to the extent curable (provided that I shall not be permitted to cure the same or substantially similar act, omission, conduct or breach more than once in any 12-month period and, for the avoidance of doubt, I shall not be entitled to cure any act, omission, conduct or breach that was intentional).

12.	I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I MAY NOT SIGN THIS AGREEMENT BEFORE THE SEPARATION DATE AND I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER MY EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	Upon its effectiveness, this General Release (together with the surviving provisions of the Agreement) and any benefit plans relating to the Accrued Amounts) contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. I acknowledge that no promises or representations, oral or written, have been made by the Company or any of the other Released Parties other than those expressly stated herein and in the sections of the Agreement referenced herein, and that I have not relied on any other promises or representations in signing this General Release.

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Section II. The Company agrees to the Separation Benefits as provided for herein and the terms and represents that the Board of Directors of the Company has approved the benefits and terms and conditions of this General Release. The Company further agrees that it has waived Section 9(b) of the Agreement and acknowledges its obligations under Section 9(d) of the Agreement, as further revised herein. The Company further affirms its obligations under Section 9(d) of the Agreement and further acknowledges that it shall instruct its current officers and directors and its shareholder Blackstone and Blackstone’s affiliated funds that have a direct or indirect ownership interest in the Company, and all current Blackstone employees who were on the board of directors of the Company at any time during the Executive’s employment, in each case, during the period in which such individual’s continue to have an employment or service relationship with the Company, Blackstone or such affiliated funds of Blackstone, not to make any negative, critical, derogatory, or harmful comments or otherwise disparaging comment regarding the Executive. The Company acknowledges and agrees that the Executive’s cellular phone and related number are, as between the Company and the Executive, his own personal device and property and not the Company’s and has agreed that the Executive may retain his Company provided laptop computer following the Separation Date; provided, however, that (i) the Company shall have the right to delete or remove any Company property, Company confidential information, trade secrets or licensed software from the laptop computer (and you agree to provide the Company with access to the laptop computer for such purpose) and (ii) the fair market value of such laptop computer may, if required by applicable federal and state tax laws, be reported as income to you on an IRS Form W-2 and on a comparable State tax form. Further, the Company acknowledges that in accordance with Section 9(f) of the Agreement, the Executive may retain the Executive’s Outlook contacts and calendar (or similar items) provided that such items only include contact and calendar information. The Company shall, on or promptly following the Release Effective Date, directly pay the Executive’s reasonable attorney’s fees in connection with the negotiation of this General Release, up to a maximum of $25,000 and subject to appropriate documentation that such fees have been incurred by the Executive (and subject to the Company’s receipt of a completed W-9 form from the Executive’s attorneys).

Section III. The Executive and the Company agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except (i) for the Executive to his immediate family and any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or consults in the future with respect to the meaning, effect or enforcement of this Agreement or as required by law, and the Executive will instruct each of the foregoing not to disclose the same to anyone, and (ii) for the Company, provided that the foregoing will not restrict the ability of the Company to (a) file this Agreement as an exhibit to a filing it may make with the SEC and to make disclosures regarding the transactions provided for by this Agreement to the extent the Company reasonably believes necessary to enable the Company to comply with securities laws and SEC regulations, the rules of any stock exchange, or the requirements of any filing or registration made by the Company as the issuer of publicly traded securities or as part of information provided to its investors and/or financial analysts, (b) disclose and provide copies of this Agreement to its (1) affiliates, and (2) the Company’s and its affiliates’ respective directors, officers, employees, agents, partners, members, financing sources, advisors and representatives who have a business reason to know, or (c) any tax, legal or other counsel the Company has consulted regarding the meaning or effect hereof or consults in the future with respect to the meaning, effect or enforcement of this Agreement or as required by law. The Executive and the Company agree that the Executive’s termination is as a result of the mutual agreement of the parties (but will be treated as a termination as a result of non-extension (with waiver of Section 9(b) of the Agreement) for purposes of the Agreement). In connection with the Executive’s separation, the Company will issue a press release on or about June 28, 2021, in the form attached hereto as Exhibit A and the Company and the Executive agree that any communications regarding the Executive and the Company’s separation shall be consistent with such press release.

Section IV. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section V. This General Release may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy (or electronic signature) of any party’s executed counterpart of this General Release will be deemed to be an executed original thereof.

In witness whereof, and intending to be legally bound hereby, I have executed this General Release as of the date and year written below.

SIGNED:	/s/ Daniel C. Herz	DATED:	June 28, 2021
Daniel C. Herz

Accepted and Agreed:

FALCON MINERALS CORPORATION

By:	/s/ Claire R. Harvey
Name:	Claire R. Harvey
Title:	Chair of the Board

Exhibit A